Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-102919) on Form S-8 of Nobility Homes, Inc., of our report dated April 2, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Nobility Homes, Inc. for the year ended November 5, 2011.

/s/ Crowe Horwath LLP

Tampa, Florida

July 8, 2013